Exhibit 99.1

Pentair, Inc.

5500 Wayzata Blvd., Suite 800

Golden Valley, MN 55416

763 545 1730 Tel

763 656 5400 Fax

News Release

[Logo of Pentair]

Pentair Names Michael G. Meyer Vice President of Treasury and Tax

GOLDEN VALLEY, Minn.—April 30, 2004—Pentair (NYSE: PNR) today announced it has named Michael G. Meyer, 45, vice president of treasury and tax, effective immediately. Meyer also was named an officer of the Corporation.

Meyer, who has served as treasurer of Pentair since January 2002, joined the Company’s corporate office as assistant treasurer in 1994. Prior to joining Pentair, he held a series of finance and accounting positions—including financial reporting manager, assistant treasurer, controller, and vice president of finance—with Federal-Hoffman, Inc. Previously, Meyer served five years with Ernst and Young, where he held a series of progressively responsible accounting positions leading to the position of manager of audit. Meyer holds a Bachelor’s degree in Accounting at St. Cloud State University in St. Cloud, Minnesota, and earned his CPA certification in 1981.

About Pentair, Inc.

Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Technologies Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Enclosures group is a leader in the global enclosures market, serving industrial and electronic customers, and its Tools Group markets innovative products under established brand names to professionals and do-it-yourself users. Pentair’s 2003 revenues totaled $2.7 billion. The company employs 12,500 people in more than 50 locations around the world.

Contact

Pentair: Mark Cain

Tel.: (763) 656-5278

E-mail: mark.cain@pentair.com